Exhibit 99.5

745 Seventh Avenue New York, NY 10019 United States

December 27, 2018

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated November 8, 2018, to the Board of Directors of Finisar Corporation (the “Company”), as Annex C to the joint proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of the Company, as filed by the Company on December 27, 2018 (the “Registration Statement”), relating to the proposed business combination transaction between the Company and II-VI Incorporated and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “SUMMARY — Opinion of Finisar’s Financial Advisor,” “RISK FACTORS — The opinion of Finisar’s financial advisor does not reflect changes in circumstances that may occur between the original signing of the Merger Agreement and the completion of the Merger.,” “RISK FACTORS — Finisar’s financial estimates are based on various assumptions that may not prove to be correct.,” “THE MERGER — Background of the Merger”; “THE MERGER — Opinion of Finisar’s Financial Advisor”; “THE MERGER — Unaudited Prospective Financial Information”.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

BARCLAYS CAPITAL INC.

By:	/s/ Richard Hardegree

Name:	Richard Hardegree
Title:	Managing Director